UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2015

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania	19010-3489
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2015, Aqua America, Inc. (the “Company”) announced that the Board of Directors had appointed two individuals to executive officer positions with the Company. The executive officers are Richard S. Fox, who was promoted to the role of Executive Vice President and Chief Operating Officer, Regulated Operations and Daniel J. Schuller, who accepted the position of Executive Vice President, Strategy and Corporate Development. Mr. Fox’s promotion is effective immediately. Mr. Schuller is expected to join the Company in early August 2015. The Company’s press release announcing Mr. Fox’s and Mr. Schuller’s appointments is attached as Exhibit 99.1 to this current report on Form 8-K.

Mr. Fox, age 54, has served as Regional President, Regulated Utilities of the Company since January 2012. Prior to his current role, Mr. Fox was President of Aqua Utilities Florida, Inc., a subsidiary of the Company, from August 2011 to January 2012, and Vice President - Customer Service of the Company from June 2002 to August 2011.

Mr. Fox’s annual base salary will be $334,000. Mr. Fox will continue to be eligible to participate in the Company’s Annual Cash Incentive Compensation Plan (the “Cash Plan”). Mr. Fox’s target annual bonus under the Cash Plan will be 55% of his base salary. Mr. Fox will also continue to be eligible to participate in the Company’s 2009 Omnibus Equity Compensation Plan (the “Omnibus Plan”). Mr. Fox’s target bonus under the Omnibus Plan is expected to be 85% of his base salary, with two-thirds awarded as performance share units and one-third awarded as restricted stock units. Mr. Fox will receive an equity award under the Omnibus Plan as a promotion award. The Company will enter into a change-in-control agreement with Mr. Fox substantially identical to the form of agreement entered into with other executive officers of the Company and filed with the Company’s SEC filings.

Prior to joining the Company, Mr. Schuller, age 45, was an Investment Principal with J.P. Morgan Asset Management – Infrastructure Investments Group since 2007. In his role as Investment Principal, Mr. Schuller provided strategic leadership as a director of portfolio companies, led financial and operational due diligence for potential acquisitions, determined appropriate capital structures and developed long-range financial projections for the portfolio companies.

Mr. Schuller’s annual base salary will be $350,000. Mr. Schuller will be eligible to participate in the Cash Plan. Mr. Schuller’s target annual bonus under the Cash Plan will be 55% of his base salary. Mr. Schuller will also be eligible to participate in the Omnibus Plan. Mr. Schuller’s target bonus under the Omnibus Plan is expected to be 85% of his base salary, with two-thirds awarded as performance share units and one-third awarded as restricted stock units. Mr. Schuller will also receive a new hire equity-based award under the Omnibus Plan on his start date. The Company will enter into a change-in-control agreement with Mr. Schuller substantially identical to the form of agreement entered into with other executive officers of the Company and filed with the Company’s SEC filings.

Neither Mr. Fox or Mr. Schuller have any family relationships with any of the Company’s directors or executive officers. There are no arrangements or understandings between either of Mr. Fox or Mr. Schuller and any other persons pursuant to which Mr. Fox or Mr. Schuller was selected as an officer. Neither Mr. Fox nor Mr. Schuller have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Schedules

(d) Exhibits.

99.1	Press release of Aqua America, Inc., issued July 16, 2015 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

July 16, 2015	By:	/s/ Christopher P. Luning
	Name:	Christopher P. Luning
	Title:	Senior Vice President, General Counsel and Secretary